United States securities and exchange commission logo





                     December 12, 2023

       Ron Knutson
       Chief Financial Officer
       Distribution Solutions Group, Inc.
       8770 W. Bryn Mawr Avenue
       Suite 900
       Chicago, IL 60631

                                                        Re: Distribution
Solutions Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-10546

       Dear Ron Knutson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Rick Pufpaf